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                                                                    EXHIBIT 10.4



                          TAX SHARING AND TAX BENEFIT
                            REIMBURSEMENT AGREEMENT

         This Agreement, by and between TRINITY INDUSTRIES, INC., a Delaware corporation ("Trinity"), and HALTER MARINE GROUP, INC., a Delaware corporation ("Halter").

                                  WITNESSETH:

         WHEREAS, Trinity files consolidated federal income tax returns in accordance with the privilege granted by Sections 1501 and 1502 of the Internal Revenue Code of 1986, as amended (the "Code"), and the temporary and final Treasury regulations promulgated thereunder (the "Regulations"), with respect to its taxable year ending March 31, 1997 and tax periods thereafter, for and on behalf of itself, Halter, and other "includible corporations" within the meaning of Section 1504 of the Code which are members of the affiliated group of which Trinity is the common parent (the "Group"); and

         WHEREAS, it is deemed equitable that with respect to each taxable period for which a consolidated return is filed by Trinity which includes Halter, Halter pay to Trinity an amount equal to Halter's Separate Return Tax Liability hereinafter defined; and

         WHEREAS, it is deemed equitable that with respect to each taxable period for which a consolidated return is filed by Trinity which includes Halter and in which the Group utilizes a net operating loss or credit of Halter, Trinity shall, in the manner prescribed hereinafter, credit against the future liability of Halter to Trinity hereunder an amount equal to the income tax benefit





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obtained by Trinity as a result of the utilization by the Group of such net operating loss or credit of Halter; and

         WHEREAS, it is deemed equitable that in the event that Halter or its subsidiaries, if any, for any reason becomes disaffiliated from the Group as a result of failing to meet the requirements for inclusion in the Group prescribed by Section 1504 of the Code, the portion of the economic burdens and benefits of tax payments, deficiencies and refunds of the Group which are attributable to the period in which disaffiliation occurs and for prior consolidated return periods in which Halter or any such subsidiary was included in the Group, are to be allocated to Trinity and Halter as hereinafter provided.



         NOW, THEREFORE, the parties signatory hereto agree as follows:

         1. Definitions. For purposes of this Agreement, the following additional definitions shall apply:

                 (a) "Halter Group" shall mean Halter and its Subsidiaries, if any.

                 (b) "Subsidiary" of Trinity or Halter, as the context may require, shall mean any corporation that is a member of the Group and that is connected in an unbroken chain of stock ownership satisfying the requirements of Section 1504(a) of the Code beginning with Trinity or Halter as the case may be.





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         2.      Payment of Separate Return Tax Liability by Halter to Trinity.

                 (a) With respect to each taxable period for which a consolidated, combined or unitary tax return is filed by Trinity which includes Halter, Halter shall pay to Trinity an amount equal to the Separate Return Tax Liability of the Halter Group, determined in accordance with Section 3 hereof, such payment by Halter, including installments of estimated tax payments, to be made to Trinity at least five (5) business days prior to the due dates thereof (such due dates being determined as if the Halter Group were required to file a separate consolidated or unitary tax return reflecting its Separate Return Tax Liability for the taxable period), whether or not the Group is obligated to pay a tax liability for the applicable period. The amount and due dates of estimated tax payments to be made by Halter to Trinity shall be determined by Trinity, but shall not be, in the aggregate, less than the Halter Group's Separate Return Tax Liability for the immediately preceding taxable period.

                 (b) The parties hereto acknowledge that any payment under this Section 2 is the payment of a tax obligation by Halter and shall be taken into account in determining the earnings and profits of Halter and Trinity's basis in Halter's stock in the hands of Trinity, subject to the applicable provisions of Sections 1552 and 312(h) of the Code and Sections 1.312-10, 1.1552-1, 1.1502-32, and 1.1502-33 of the
                          Regulations.





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         3.      Determination of Separate Return Tax Liability.  For each
                 taxable period during which Halter is a member of the Group, the Separate Return Tax Liability of the Halter Group shall mean the hypothetical federal, state or local income tax liability (computed without regard to any consolidated credit, capital loss or net operating loss deduction allocated under the Regulations under Section 1502 of the Code to one or more members of the Halter Group, to the extent that (i) such credit or loss becomes allocable as a carryover for the first taxable year of the Halter Group beginning on or after the date on which Halter becomes disaffiliated from the Group or
                 (ii) such credit or loss has previously been taken into account in determining the tax sharing obligations of any member or members of the Halter Group for any prior taxable period under this Agreement or any other tax sharing agreement or arrangement previously in effect), determined as if the Halter Group had filed a separate consolidated, unitary or combined income tax return for the applicable period and its income were taxable at the highest corporate tax rate in effect for such period. If the computation of the Separate Return Tax Liability of the Halter Group pursuant to this
                 Section 3 for a taxable period does not result in positive tax liability, then for purposes of Section 2 hereof the Separate Return Tax Liability of the Halter Group shall be deemed to be zero, and any net operating loss of the Halter Group for such period shall be taken into account only as otherwise provided herein. The determination of the Separate Return Tax Liability of the Halter Group shall be made by Trinity and such determination shall be conclusive for purposes hereof.





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         4.      Credit to Separate Return Tax Liability of Halter

                 If the Halter Group is entitled to a tax credit or would incur a capital or net operating loss during a taxable period if it filed a separate consolidated return for such period, or would, if it filed a separate consolidated, combined or unitary return for all periods covered by this Agreement computed as described in section 3, be entitled to a credit or a capital or net operating loss deduction with respect to capital losses, net operating losses or credits carried forward or back to such period (exclusive of capital losses, net operating losses or credits for which the Halter Group has previously received credit in computing its tax sharing obligation under this Agreement or any other tax sharing agreement or arrangement previously in effect), and if it is determined by Trinity that such credit, capital loss, net operating loss or deduction will be utilized by Trinity in filing its consolidated, combined or unitary income tax return for the current taxable period or for any previous period and that such credit, capital loss, net operating loss or deduction will provide a tax benefit in any such period, Trinity shall credit against the Separate Return Tax Liability owed by Halter to Trinity pursuant to this Agreement for the current taxable period and all future taxable periods until the credit fully utilizes an amount equal to the net tax benefit which Trinity, in its sole judgement, determines the Group will obtain. Trinity shall apply such credit against the Separate Return Tax Liability of the Halter Group as provided above with respect to any taxable period as of the first installment date for such year. Trinity shall have the right to adjust, as of the last day of succeeding quarters the





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                 amount credited pursuant to this Section 4 based upon the
                 determination of Trinity that the amount credited in preceding quarters was incorrect.

         5. Excess Loss Account Income. If Trinity is required for any reason to include in the Group's consolidated federal taxable income the amount of any excess loss account (as defined in Section 1.1502-19(a)(2)(i) of the Regulations), applicable to the stock of Halter, Halter shall pay to Trinity an amount equal to 66% of such excess loss account (prior to the payment) as determined by Trinity. Such payment shall be made within sixty (60) days following the end of the taxable period of the Group in which the excess loss account inclusion occurred.

         6. Tax Liability of Halter in the Event of Disaffiliation. In the event that Halter or another member of the Halter Group becomes disaffiliated from the Group for any reason, Halter shall remain liable under this Agreement for the tax liability of the Group for the taxable period during which disaffiliation occurs and for prior taxable periods in which Halter or the other affected member, as the case may be, was a member of the Group and this Agreement was effective. Halter shall be required to pay Trinity only those amounts for the period of disaffiliation that are determined pursuant to Sections 2, 3, 4 and 5 hereof. Payment of such tax liability by Halter shall be made to Trinity at least five (5) business days prior to the due date of the applicable tax return. Moreover, should a tax controversy with the Internal Revenue Service or any state or local taxing authority ultimately result in assessment of a tax deficiency against the Group for years in which Halter was affiliated with such Group, Halter shall remain liable for Halter's portion of such





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                 tax deficiency determined pursuant to Sections 2, 3, 4 and 5 hereof, plus interest and penalties as provided in Section 9, if any.

         7. Payment of Tax Refunds to Halter. If, after the disaffiliation of Halter from the Group, Trinity receives from the Internal Revenue Service or any state or local taxing authority any refund of tax (and interest, if any) paid by the Group, any amount of which in the sole judgment of Trinity should be regarded as a refund of amounts paid by Halter pursuant to Section 2 or 5 hereof, such amount shall be paid by Trinity to Halter within sixty (60) business days after receipt.

         8. Indemnity. In the event Halter is required to pay to the Internal Revenue Service or any state or local taxing authority tax liability in excess of its Separate Return Tax Liability determined pursuant to Section 3 hereof, Halter shall be entitled to reimbursement within sixty (60) business days of such payment by Trinity. In the event Trinity is required to pay to the Internal Revenue Service or any state or local taxing authority additional taxes due to the disallowance of all or part of any item utilized by Trinity and for which Halter received credit against amounts due from Halter hereunder as provided in Section 4 hereof (or if Trinity would have been so required to pay the Internal Revenue Service or any state or local taxing authority but for other adjustments), Halter shall pay to Trinity the amount of such additional tax paid by Trinity (or which Trinity would have been required to pay but for other adjustments); provided, however, the amount so paid by Halter to Trinity shall not exceed the cumulative payments made by Trinity to Halter





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                 pursuant to Section 4 hereof with respect to such item (except as provided in Section 9 below).

         9. Payment of Interest, Penalties and Expenses. Interest, penalties and expenses incurred by Trinity in connection with the amendment of any consolidated, combined or unitary tax return, and/or the examination of any consolidated, combined or unitary return by the Internal Revenue Service or any state or local taxing authority or subsequent administrative or judicial proceedings, shall be borne equitably by those parties whose tax liability may be affected by such amendment, examination or subsequent proceedings. No interest shall be charged to Trinity or Halter in connection with any allocation under this Agreement, however, unless interest is payable to the Internal Revenue Service or any state or local taxing authority or to another member of the Group as a result of any tax allocation.

         10.     Trinity as Agent.

                 (a) Trinity, as agent for the members of the Group, shall have full authority to prepare and file the Group's consolidated, combined or unitary tax return, to pay any tax liability shown thereon, and to represent the Group in connection with the examination of any such return by the Internal Revenue Service or any state or local taxing authority and in the resolution of disputes regarding any consolidated, combined or unitary tax liability.

                 (b) Halter shall provide Trinity with the data necessary for the proper and timely filing of all federal, state and local tax returns and forms. In the





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                          event Halter fails to provide data in proper form and
                          within sufficient time to permit the timely filing of any such tax return, any penalties or interest assessed against the Group by reason of a delay in filing such tax return shall be payable by Halter.
                          If Halter provides data in proper form and within sufficient time to permit the timely filing of a particular tax return, any penalties or interest assessed against the Group by reason of a delay in filing such return shall not be payable by Halter.
                          Any and all such data shall be confidential and may be disclosed by Trinity to third parties only to the extent Trinity, in the exercise of its reasonable business judgment, determines such disclosure is necessary or appropriate to comply with its obligations under applicable federal, state or local taxing provisions.

                 (c) The agency power of Trinity, as described in this section, shall extend to all periods during which Halter or any member of the Halter Group is a member of the Group, and, in the event of Halter's disaffiliation, Trinity shall retain the sole power to make or change on behalf of Halter any election or other decision affecting tax liabilities for such periods that Halter was affiliated with the Group under the provisions of the Code providing for elections.

         11. State or Local Income or Excise Tax Returns. Trinity shall have the responsibility and authority to file in any state or local consolidated, combined or unitary income, franchise and excise tax returns on behalf of the Group and to allocate state or local income, franchise or excise tax liabilities among the members of the Group.





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         12.     Binding Effect.  This Agreement shall be binding upon and
                 shall inure to the benefit of Trinity and Halter and their respective successors and assigns; provided, however, that neither this Agreement, nor any rights or interest hereunder, shall be assignable by any such corporation without the prior written consent of Trinity.

         13. Application of Agreement. This Agreement shall be applicable to the taxable period of the Group ending March 31, 1997, and to each taxable period thereafter, so long as a consolidated federal income tax return is filed by Trinity which includes Halter.

         14. Allocation Among Halter and Its Included Subsidiaries. Nothing herein shall be deemed to preclude or require any allocation of the Separate Return Tax Liability of Halter among or between Halter and its Subsidiaries, if any.

         15. Modifications. This Agreement may be modified or amended only pursuant to an instrument in writing executed by all the parties signatory hereto.

         16. Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the allocation of the consolidated federal income tax liability of the Group between or among the parties.

         17. Applicable Law. This Agreement shall constitute a contract governed and construed in accordance with the laws of the State of Texas.

         18. Headings. The headings used in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of any provision hereof.





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         19.     Copies.  This Agreement may be executed in multiple
                 counterparts each of which shall be deemed an original, but all of which shall together constitute one Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed and the corporate seals affixed hereto on this ____day of ___________, 1996, but to be effective as of the day and year first above written.



                                        TRINITY INDUSTRIES, INC.

                                        BY
                                          -----------------------------------




                                        HALTER MARINE GROUP, INC.



                                        BY
                                          -----------------------------------





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